SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – July 24, 2012

LIFEPOINT HOSPITALS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51251	20-1538254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 Powell Court, Suite 200 Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 372-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 24, 2012, LifePoint Hospitals, Inc. (the “Company”) entered into a new senior secured credit agreement (the “Senior Credit Agreement”) with Citibank, N.A. as administrative agent (the “Agent”), and Bank of America Merrill Lynch and Barclays as joint lead arrangers and joint book-runners, and other lenders (the “Lenders”) providing for (i) a $450.0 million senior secured term loan facility (the “Term Facility”) and (ii) a $350.0 million senior secured revolving credit facility (the “Revolving Facility”), of which up to a maximum of $75.0 million may be utilized for letters of credit (“Letters of Credit”) and up to a maximum amount of $25.0 million may be utilized for swingline loans.

The Senior Credit Agreement matures in July 2017 at which time all principal amounts outstanding under the Senior Credit Agreement will be due and payable provided that the Term Facility will amortize in quarterly installments in an amount equal to 2.5% per annum for each of the first, second and third years and 5.0% per annum for the fourth year and first three quarters of the fifth year (with the balance at maturity). Borrowings under the Senior Credit Agreement bear interest at a rate equal to either the base rate (“ABR”) or LIBOR from time to time in effect, at the Borrowers’ option, plus an applicable margin above the specified index (the “Applicable Margin”) being the initial interest rate as follows: (i) in the case of borrowings under the Term Facility and the Revolving Facility accruing interest at a rate based on LIBOR, LIBOR plus an Applicable Margin of 1.75% per annum, and (ii) in the case of borrowings under the Term Facility and the Revolving Facility accruing interest at a rate based on ABR, ABR plus an Applicable Margin of 0.75% per annum. The Applicable Margins may increase or decrease based on the Company’s consolidated total leverage ratio as specified in the Senior Credit Agreement. Also, (1) a per annum commitment fee on the undrawn portion of the Revolving Facility and (2) a fronting fee on the face amount of each Letter of Credit shall be payable by the Company.

The Credit Agreement may, subject to certain conditions and to receipt of commitments from new or existing Lenders, be increased up to a total of (i) $800.0 million and (ii) an amount such that, after giving pro forma effect to such increase and to the use of proceeds therefrom, the Company’s secured leverage ratio does not exceed 3.50:100; provided that no lender is obligated to participate in any such increase.

The proceeds of the Term Facility were used to refinance in full the Company’s existing credit agreement dated as of April 15, 2005 (as amended, the “Existing Credit Agreement”) and to pay related fees and expenses. The proceeds of the Revolving Facility may be used for general corporate purposes.

The Senior Credit Agreement is guaranteed, on a senior basis, by the subsidiaries of the Company that guarantee the Existing Credit Agreement, subject to certain exceptions. The Senior Credit Agreement is secured by collateral consisting of a perfected first priority lien on, and pledge of, all of the capital stock and intercompany notes owned by the Company and each Guarantor.

The Senior Credit Agreement contains negative covenants, including compliance with a certain Total Leverage as at the end of each fiscal quarter during the life of the Senior Credit Agreement (such required Total Leverage varies between 5.00:1.00 and 4.25:1.00), which negative covenants place limitations on the ability of the Company and its subsidiaries to, among other things, incur debt, create other liens on its assets, make investments, sell assets, pay dividends or distributions to stockholders, undertake transactions with affiliates and enter into merger transactions or consolidate with other companies. The Senior Credit Agreement also contains various customary representations and warranties, financial and collateral reporting requirements and other affirmative covenants.

Amounts owed under the Senior Credit Agreement may be accelerated upon the occurrence of various events of default set forth in the Senior Credit Agreement, including the failure to make principal or interest payments when due, breaches of covenants, representations and warranties set forth in the Senior Credit Agreement, defaults under other debt obligations and impairment of loan documentation for the Senior Credit Agreement, the collateral or of guarantees granted by the Guarantors.

Item 1.02. Termination of a Material Definitive Agreement.

On July 24, 2012, in connection with entering into the Senior Credit Agreement, the Existing Credit Agreement was repaid in full and terminated. Existing letters of credit under the senior subordinated credit facility are being rolled over or transferred to the Senior Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this report are incorporated by reference into this Item 2.03. On July 24, 2012, the Company issued a press release relating to the execution of the Senior Credit Amendment, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by LifePoint Hospitals, Inc. on July 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HOSPITALS, INC.

By:	/s/ Jeffrey S. Sherman
Name: Jeffrey S. Sherman
Title: Executive Vice President and Chief Financial Officer

Dated: July 24, 2012

EXHIBIT INDEX

Exhibit

Number	Description

99.1	Press Release issued by LifePoint Hospitals, Inc. on July 24, 2012.